Exhibit 4.11

SHARE PURCHASE AGREEMENT

dated as of

April 15, 2012

between

CHINA LODGING HOLDINGS (HK) LIMITED,

and

C-TRAVEL INTERNATIONAL LIMITED

relating to the purchase and sale

of

Ordinary Shares

of

STARWAY HOTELS (HONG KONG) LIMITED

i

ii

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of March 12, 2012 by and among China Lodging Holdings (HK) Limited, a company limited by shares incorporated under the Laws of Hong Kong (“Buyer”), C-Travel International Limited, an exempted company incorporated under the Laws of the Cayman Islands (“C-Travel” or “Seller”).

W I T N E S S E T H:

WHEREAS, STARWAY HOTELS (HONG KONG) LIMITED (the “Company”) is the sole registered shareholder of Shanghai WFOE (defined below) which engages in the hotel management and operation business;

WHEREAS, C-Travel is a wholly-owned subsidiary of Ctrip;

WHEREAS, C-Travel is the record and beneficial owner of the Shares and the Additional Shares; and

WHEREAS, Seller desire to sell the Shares to Buyer and grant to Buyer a right to purchase the Additional Shares, and Buyer desires to purchase the Shares from Seller and be granted the right by Seller to purchase the Additional Shares, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Additional Shares” means 49% shares of Company Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.

“Applicable Exchange Rate” means the average of the selling rate and buying rate of the U.S. dollar as announced by the People’s Bank of China on the 1Business day prior to the Closing Date.

“Applicable Antitrust Laws” means any competition, merger control, antitrust or similar Applicable Law, including the Anti-Monopoly Law of the PRC.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2011.

“Base Working Capital” means the amount of working capital which be recorded on Balance Sheet.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong, Beijing or New York City are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing May 1, 2012.

“Closing Working Capital” means (A) the sum of (i) cash and bank deposits, (ii) account receivables, (iii) prepayments and (iv) other receivables, minus (B) the sum of (i) account payables, (ii) accrued payroll liabilities, (iii) taxes payable and (iv) other payables of the Company and the Subsidiaries as of close of business on the Closing Date, in each case, determined on a consolidated basis in accordance with GAAP.

“Company Ordinary Shares” means the ordinary shares, par value HKD 0.0001per share, of the Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Consideration” means an amount equal to RMB 33,591,685.00.

“Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its assets or properties may be bound or affected.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Covered Tax” means with respect to the transactions contemplated hereunder, any and all PRC Taxes that are payable as a result of the application of PRC Circular 698 to such transactions and any and all PRC Taxes that are in the nature of capital gains levied on such transactions.

“Ctrip” means Ctrip.com International, Ltd., an exempted company incorporated under the Laws of the Cayman Islands.

“Ctrip WOFE” means any WOFE invested directly or indirectly by Ctrip.

“Equivalent Foreign Currency Amount” means, with respect to any amount in RMB, the equivalent amount in any currency other than RMB calculated at the average of the selling rate and buying rate of such currency as announced by the People’s Bank of China on the Business Day immediately preceding the date of this Agreement.

“Effective date of the Agreement” means April 15, 2012.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, judicial or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any asset or property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of assets, property or services, (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of other Persons secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s directors and officers after due and careful inquiries, and includes imputed knowledge under principles of agency law and knowledge that an ordinary person would have exercising prudence of a reasonable manner in the same or similar circumstances.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and its Subsidiaries, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“MOFCOM” means the Ministry of Commerce of the PRC, or its authorized local branch, as the case may be, or any successor thereto.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, memorandum and articles of association, bylaws or similar organizational documents of such entity.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any Subsidiary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.

“RMB” means renminbi, the legal currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its authorized local branch, as the case may be, or any successor thereto.

“SAIC” means the State Administration of Industry and Commerce of the PRC or its relevant local office.

“Shanghai WFOE” means Starway Hotels Management (Shanghai) Co., Ltd., a limited liability company organized and existing under the laws of the PRC.

“Shares” means 51% shares of Company Ordinary Shares.

“Subsidiary” means any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (ii) directly or indirectly Controlled by the Company.

“Tax” means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied, collected, withheld or assessed by (or on behalf of) any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect Tax Return in respect of any of them.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement and the other agreements and documents required by, or in connection with implementing the transactions contemplated by, this Agreement.

“U.S.” means the United States of America.

“US$” or “U.S. dollars” means United States dollars, the lawful currency of the U.S.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Arbitration	Section 11.07

Term	Section
Benefits	Section 3.25(c)
Buyer	Preamble
Buyer Indemnitee	Section 9.02
Buyer Purchase Right	Section 2.03(a)
Capex Budget	Section 5.01
Closing	Section 2.02
Closing Balance Sheet	Section 2.04(a)
Company Real Properties	Section 3.16
Company Securities	Section 3.05(b)
Covered Tax Loss	Section 9.03
C-Travel	Preamble
Ctrip	Section 1.01
Damages	Section 9.02
Dispute	Section 11.07
e-mail	Section 11.01
Employment Agreement	Section 5.03
Final Closing Working Capital	Section 2.05(a)
Financial Statements	Section 3.08
Government Officials	Section 3.18
HKIAC	Section 11.07(a)
Intercompany Account Balances	Section 3.12
Indemnified Party	Section 9.04
Indemnifying Party	Section 9.04
Key Employees	Section 3.25(a)
Material Contracts	Section 3.13(b)
Non-Compete Agreement	Section 5.03
Notice of Arbitration	Section 11.07(b)
Permits	Section 3.21(a)
Purchase Price	Section 2.01
Seller Indemnitee	Section 9.02
Seller	Preamble
Social Insurance	Section 3.25(c)
Subsidiary Securities	Section 3.07(d)
Subsequent Closing	Section 2.03(c)
Third Party Claim	Section 9.04
Tribunal	Section 11.07(d)
Warranty Breach	Section 9.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “hereto”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agree to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the “Purchase Price”) is an amount in U.S. dollars equal to (x) 51% of the Consideration divided by (y) the Applicable Exchange Rate for U.S. dollars. The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the places agreed to by the parties hereto, as soon as possible, at the Closing Date, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. At the Closing:

(a) At the Closing Date, Seller shall:

(i) deliver to Buyer the instrument of transfer duly executed by C-Travel with Buyer as a transferee in respect of the Shares,

(ii) deliver to Buyer the sold note duly executed by C-Travel, and

(iii) deliver to the Company the original share certificates in respect of the Shares;

(b) At the Closing Date, Seller shall cause the Company to deliver to Buyer the following documents:

(i) a new share certificate issued to Buyer with respect to the Shares,

(ii) a certified true copy of the updated register of members of the Company reflecting the transfer of the Shares from C-Travel to Buyer;

(iii) a certified true copy of the register of Director(s) of the Company reflecting the change of the composition of the board of directors or director of the Company, including but not limited to the appointment of the person(s) designated by Buyer to the board of directors or director of the Company; and

(c) Buyer shall:

(i) Within fifteen (15) Business Days after the effective date of the Agreement, Buyer shall deliver or cause to be delivered the amount of 80% RMB13,705,407.00 of the Purchase Price to Seller in immediately available funds by wire transfer to a bank account designated by Seller.

(ii) Within fifteen (15) Business Days after the Closing Date, Buyer shall deliver or cause to be delivered the mount of 20% RMB3,426,352.00 of the Purchase Price to Seller in immediately available funds by wire transfer to a bank account designated by Seller.

(d) No later than two (2) Business Days after to the effective date of the Agreement, Seller shall deliver to Buyer a written notice setting forth the bank accounts for the wires described in Section 2.02(c)(i)

Section 2.03. Right to Purchase Additional Shares. (a) Seller hereby grant to Buyer a right (the “Buyer Purchase Right”) to purchase the Additional Shares, which right may be exercised by Buyer in its sole discretion at any time following the effective date of the Agreement until and including the first anniversary of the Closing Date. Seller hereby agree that, regardless whether Buyer chooses to exercise the Buyer Purchase Right or not, Buyer shall have full control of the management and operation of the Company and the Subsidiaries in all respects at any time from and after the Closing.

(b) Buyer may exercise the Buyer Purchase Right by delivery to the Seller of a written notice. Upon delivery of such notice, Seller shall cause the transfer of the Additional Shares to Buyer as provided below in this Section.

(c) The closing (the “Subsequent Closing”) of the purchase and sale of the Additional Shares shall take place at the places agreed to by the parties hereto, as soon as possible, but in no event later than three (3) Business Days, after the delivery by Buyer of the notice to exercise the Buyer Purchase Right. No later than two (2) Business Days prior to the Subsequent Closing, Seller shall deliver a written notice to Buyer setting forth the bank accounts for the wires described in Section 2.03(c)(ii). At the Subsequent Closing:

(i) Seller shall: (A) deliver to Buyer the instrument of transfer duly executed by C-Travel with Buyer as a transferee in respect of the Additional Shares, (B) deliver to Buyer the sold note duly executed by C-Travel, and (C) deliver to the Company the original share certificates in respect of the Additional Shares;

(ii) Buyer shall:

(A) within fifteen (15) Business Days after Subsequent Closing deliver to Seller an amount in U.S. dollars equal to(x) 49% [RMB16,459,926.00]of the Consideration divided by (y) the Applicable Exchange Rate for U.S. dollars in immediately available funds by wire transfer to a bank account designated by Seller(or if not so designated, then by certified or official bank check payable in immediately available funds to the order of C-Travel in such amount);

Section 2.04. Closing Balance Sheet. (a) As promptly as practicable, but no later than 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller the Closing Balance Sheet and a statement based on such

Closing Balance Sheet setting forth Buyer’s calculation of the Closing Working Capital. The Closing Balance Sheet (the “Closing Balance Sheet”) shall (x) fairly present the consolidated financial position of the Company and the Subsidiaries as at the close of business on the Closing Date in accordance with GAAP applied on a consistent basis, (y) include line items substantially consistent with those in the Balance Sheet, provided that all Taxes currently payable shall be set forth as separate line items and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet, but in all instances in accordance with GAAP.

(b) If Seller disagrees with Buyer’s calculation of the Closing Working Capital delivered pursuant to Section 2.04(a), Seller may, within 20 days after delivery of the documents referred to in Section 2.04(a), deliver a written statement (the “Objections Statement”) to Buyer disagreeing with such calculation and which specifies Seller’s calculation of such amount and in reasonable detail Seller’s grounds for such disagreement. The Objections Statement shall specify those items or amounts as to which Seller disagree, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of the Closing Working Capital delivered pursuant to Section 2.04(a).

(c) If an Objections Statement shall be duly delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.04(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.04(b). If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or any Seller), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of the Closing Working Capital as to which Seller have disagreed. Such independent accountants shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between the Final Closing Working Capital and Buyer’s calculation of the Closing Working Capital delivered pursuant to Section 2.04(a) is greater than the difference between the Final Closing Working Capital and Seller’s calculation of the Closing Working Capital delivered pursuant to Section 2.04(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.04, including the making available to the extent necessary of books, records, work papers and personnel.

Section 2.05. Adjustment of Purchase Price. (a) If Base Working Capital exceeds the Final Closing Working Capital more than RMB 3,000,000, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in Section 2.05 (b) , the amount of such Return Excess (the amount of Base Working Capital minus Final Closing Working Capital minus RMB 3,000,000). If the Final Closing Working Capital exceeds Base Working Capital more than RMB 3,000,000, Buyer shall pay to Seller, in the manner as provided in Section 2.05 (b), the amount of such Excess (the amount of Final Closing Working Capital minus Base Working Capital minus RMB 3,000,000). “Final Closing Working Capital” means the Closing Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 2.04(a), if no Objections Statement with respect thereto is duly delivered pursuant to Section 2.04(b); or (ii) if such an Objections Statement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.04(c) or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.04(c); provided that in no event shall the Final Closing Working Capital be less than Buyer’s calculation of the Closing Working Capital delivered pursuant to Section 2.04(a) or more than Seller’s calculation of the Closing Working Capital delivered pursuant to Section 2.04(b).

(b) Any payment pursuant to Section 2.05(a) shall be made at a mutually convenient time and place within 10 days after the Final Closing Capital has been determined by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule attached hereto (“Seller Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Seller has heretofore made available to Buyer true and complete copies of the Organizational Documents of Seller, the Company and the Subsidiaries as currently in effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby are within such Seller’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Seller. This Agreement constitutes, and each other Transaction Document to which such Seller is a party when executed and delivered by such Seller in accordance with the terms hereof and thereof will constitute, a valid and binding agreement of such Seller enforceable against such Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of such Seller or the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or the Company or any Subsidiary or to a loss of any benefit to which such Seller or the Company or any Subsidiary is entitled under any provision of any agreement or other instrument binding upon such Seller or the Company or any Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

Section 3.05. Capitalization. (a) The authorized share capital of the Company consists of 100,000,000 Company Ordinary Shares.

(b) All outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) capital shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for capital shares or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of the Company (the items in Sections 3.05 (b)(i), 3.05(b)(ii) and 3.05(b) (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Shares. C-Travel is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

Section 3.07. Subsidiaries. (a) Section 3.07(a) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of each Subsidiary of the Company, including, for each Subsidiary, (i) its jurisdiction of organization, (ii) description of its registered capital, paid-in registered capital and total amount of investment, (iii) its shareholder(s) and the equity interests owned by such shareholders and (iv) its business scope.

(b) For each Subsidiary incorporated under the laws of PRC, (i) all of the registered capital of such Subsidiary has been timely and adequately contributed in accordance with the Applicable Laws of the PRC; (ii) there are no resolutions pending to increase or decrease the registered capital of such Subsidiary; (iii) all changes to the share capital (including capital increase and capital reduction) and all changes in the shareholding (including transfers by shareholders) of each such Subsidiary have been duly authorized and approved by and filed and registered with the relevant Governmental Authorities in the PRC, and have been made in full compliance with the Applicable Law of the PRC; and (iv) each such Subsidiary has a valid business license issued by SAIC (a true and complete copy of which has been made available to Buyer), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

(c) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws its jurisdiction of incorporation, and, except as set forth on Section 3.07 (c) of the Seller Disclosure Schedule, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, including those issued by MOFCOM and the Ministry of Information Industry.

(d) All of the outstanding capital shares or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for capital shares or voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of any Subsidiary (the items in Sections 3.07(d)(i) and 3.07(d)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08. Financial Statements. Section 3.08 of the Seller Disclosure Schedule contains a true, correct and complete copy of the audited consolidated balance sheets as of December 31, 2009, 2010 and 2011 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2009, 2010 and 2011 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 3.09. Books and Records. True and complete copies of all minute books containing the records of meetings of the shareholders and the boards of directors (or analogous parties) of the Company and its Subsidiaries as of the date hereof and the register of members (or equivalent documents) as of the date hereof have been made available to Buyer.

Section 3.10. Absence of Certain Changes. (a) Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01Section 5.01.

Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto; and

(b) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiaries, taken as a whole.

Section 3.12. Intercompany Accounts. Section 3.12 of the Seller Disclosure Schedule contains a true and complete list of all intercompany balances as of the Balance Sheet Date between Seller and their Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand (the “Intercompany Account Balances”). Since the Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary to any Seller or any of their Affiliates or other transaction between the Company or any Subsidiary and any Seller and any of their Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company and the Subsidiaries consistent with past practice, and thereafter, as provided in Section 3.12 of the Seller Disclosure Schedule.

Section 3.13. Material Contracts. (a) Except for the Contracts listed in Section 3.13(a) of the Seller Disclosure Schedule (true and complete copies of such Contracts have been made available to Buyer prior to the date hereof), neither the Company nor any Subsidiary is a party to or bound by:

(i) any Contract providing for the payment by or to the Company or any Subsidiary of an amount in excess of RMB 100,000 or its Equivalent Foreign Currency Amount annually or RMB 100,000 or its Equivalent Foreign Currency Amount over the entire term of such Contract;

(ii) any partnership, joint venture or other similar Contract or arrangement;

(iii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any Contract relating to Indebtedness, except any such agreement with an aggregate outstanding principal amount not exceeding RMB 100,000 or its Equivalent Foreign Currency Amount and which may be prepaid on not more than 45 days’ notice without the payment of any material penalty;

(v) any franchise or similar Contract;

(vi) any license or other Contract granting rights to any third party to any material Owned Intellectual Property Rights or Licensed Intellectual Property Rights;

(vii) any Contract that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

(viii) any Contract by the Company or any Subsidiary with (A) any Person directly or indirectly owning, Controlling or holding with power to vote any of the outstanding equity securities of the Company, any Subsidiary or any Affiliate of such Person, (B) any Person whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote by the Company or any Subsidiary or (C) any director or officer of the Company or any Subsidiary or any Affiliates of any such director or officer;

(ix) any Contract that involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than RMB 100,000 or its Equivalent Foreign Currency Amount per annum);

(x) any Contract involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration;

(xi) any other Contract or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

(b) Each Contract disclosed in Section 3.13(a) of the Seller Disclosure Schedule or required to be so disclosed pursuant to Section 3.13(a) (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid and binding agreement of the Company or a Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) None of the Company, any Subsidiary or, to the knowledge of such Seller, any other party thereto is in default or breach under any Material Contract and, to the knowledge of such Seller, no event or circumstance has occurred, or would likely to occur, that, with notice or lapse of time or both, would constitute any event of default thereunder.

(d) Neither the Company nor any Subsidiary has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to directors, officers, or employees of the Company or the Subsidiaries for purposes of executing contracts or agreements for and on behalf of the Company or such Subsidiary in the ordinary course of business.

Section 3.14. No Litigation. Except for the litigation that has been notified to Buyer, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of such Seller, threatened against or affecting, such Seller, the Company or any Subsidiary or any of their respective properties or assets before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.15. Compliance with Laws and Court Orders. Except as disclosed on Section 3.15 of the Seller Disclosure Schedule, neither the Company nor any Subsidiary is in violation of, and has not since the inception of the Company or such Subsidiary violated, and to the knowledge of such Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.16. Properties. (a) All of the land and buildings currently owned or leased by the Company or the Subsidiaries (collectively, the “Company Real Properties”) are listed in Section 3.16(a) of the Seller Disclosure Schedule. Except for the Company Real Properties, neither the Company nor any Subsidiary directly or indirectly owns or leases any land or building. The current use, occupancy and operation of the Company Real Properties do not constitute any nonconforming use under any applicable construction, building, zoning, subdivision and other land use and similar Applicable Law.

(b) (i) The Company and each Subsidiary have valid title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible, other than Intellectual Property Rights) actually used by the Company or such Subsidiary, regardless of whether such property and assets are reflected on its balance sheet or acquired after the Balance Sheet Date, other than personal property disposed of in the ordinary course of business; and (ii) none of such property or assets is subject to any Lien. Shanghai WOFE is entitled to continue to use all the assets on the Balance Sheet free of charge, including the fixed assets in amount of RMB 300,000 purchased by Ctrip WOFE.

(c) All leases and sub-leases of the Company Real Properties that are listed in Section 3.16(c) of the Seller Disclosure Schedule are valid and binding obligations of the Company or its Subsidiaries, as the case may be, and enforceable against each the Company or the applicable Subsidiary in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any Subsidiary is in default under any such leases or sub-leases and there does not exist under any such lease or sub-lease any event which with notice or lapse of time or both would constitute a material default.

Section 3.17. Tax.

(a) The Company and the Subsidiaries have filed all national, provincial and local Tax Returns required to be filed under the Applicable Law and such Tax Returns were true and complete, and has paid all national, provincial and local Taxes, assessments, fees and other governmental charges levied or imposed upon it or its assets or properties, revenue or income or otherwise due and payable by the Company and the Subsidiaries, and have withheld and paid all individual income tax for its employees or contractors, in each case in accordance with the requirements of Applicable Law and the relevant Tax authorities. To the knowledge of such Seller, there is no proposed Tax assessment against the Company or any Subsidiary. There has been no claim in writing concerning any liability for Taxes of the Company or any Subsidiary asserted, raised or threatened by any taxing authority.

(b) Each of the Company and the Subsidiaries has complied with, and currently complies with all conditions and terms of all subsidies, rebates, reductions, exemptions and other preferential treatment claimed by and/or given to the Company or such Subsidiary in respect of any Tax.

(c) (i) The charges, accruals and reserves for Taxes with respect to each of the Company and the Subsidiaries reflected on the most recent audited Financial Statements are adequate to cover Tax liabilities as of the date of the most recent audited Financial Statements and all information set forth in such Financial Statements relating to Tax matters is true and complete, and (ii) since the date of the most recent Financial Statements, each of the Company and the Subsidiaries has not engaged in any transaction, other than in the ordinary course of business, that would materially impact any Tax asset (e.g., net operating or capital losses) or Tax liability of the Company or such Subsidiary.

Section 3.18. No Illegal or Improper Transactions.

(a) Neither the Company nor any Subsidiaries, nor any director, officer, or employee, nor to the knowledge of such Seller, any agent or representative of the Company or the Subsidiaries, has (i) taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, whether in the form of a bribe, kickback, rebate, payoff, influence payment or otherwise, to any Governmental Authority or any government official (including any officer or employee of a government or government-owned or Controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, all of the foregoing being referred to as “Government Officials”), or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Governmental Authority or a Government Official, to influence official action or secure an improper advantage or (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.

(b) Each of the Company and the Subsidiaries has conducted their businesses in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993 (if applicable) and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 (if applicable) and all other applicable anti-corruption laws.

Section 3.19. Intellectual Property. (a) Section 3.19(a) (i) of the Seller Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights. True and complete copies of relevant registrations or application for registration, as applicable, have been made available to Buyer. Section 3.19(a) (ii) of the Seller Disclosure Schedule contains a true and complete list of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $500 per seat or less) to which the Company or any of its Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights. True and complete copies of such documents have been made available to Buyer.

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) None of such Seller, the Company and any Subsidiary has given to any Person an indemnity in connection with any Intellectual Property Right.

(d) None of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of such Seller, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Except as set forth in Section 3.19(d) of the Seller Disclosure Schedule, none of the Company and any Subsidiary has received from any third party an offer to license any Intellectual Property Rights of such third party.

(e) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of such Seller, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(f) The Company and its Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use, payment of royalties, filing of the license agreements and other relevant documents in respect of the Licensed Intellectual Property Rights with the Governmental Authorities (including the State Intellectual Property Office and the Trademark Office of SAIC) as required by the Applicable Law, where applicable.

(g) To the knowledge of such Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights of the Company or any Subsidiary that are material to the business or operation of the Company or any Subsidiary and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

(h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

(i) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company or any Subsidiary, none of such Seller, the Company and any Subsidiary is aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any Subsidiary has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any Subsidiary has been the subject of an interference, protest, public use proceeding or third party reexamination request.

Section 3.20. Insurance Coverage. Section 3.20 of the Seller Disclosure Schedule sets forth a list of all insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. Such Seller has made available to Buyer true and complete copies of all such insurance policies. There is no claim by the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been timely paid and the Company and the Subsidiaries have otherwise complied fully with the terms and conditions of all such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary. As of the date hereof, such Seller does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 3.21. Licenses and Permits.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth a list of each Consent issued to the Company or the Subsidiaries by any Governmental Authority affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the “Permits”) together with the name of the Governmental Authority issuing such Permit. True and complete copies of all Permits have been made available to Buyer prior to the date hereof. Except for the Consents set forth in Section 3.21(a) of the Seller Disclosure Schedule, no other Consents of any Governmental Authority (including the Consents relating to the qualifications of officers of the Company or the Subsidiaries) are necessary for the conduct of the business of the Company and the Subsidiaries, as currently conducted.

(b) The Permits are valid and in full force and effect. Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. To the knowledge of such Seller, there is no outstanding or anticipated investigation, enquiry or proceeding which would reasonably be expected to result in the suspension, cancellation, modification or revocation of any such Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated in this Agreement or other Transaction Documents. The Company and the Subsidiaries are in compliance with all the terms and conditions of, or relating to, all such Permits and has not received any written or oral notice that it is in default under any of the terms and conditions of such Permits.

(c) Each holder or beneficial owner of any Company Securities or Subsidiary Securities, who is a PRC citizen or resident, have completed all necessary foreign exchange registrations with the SAFE required by the Applicable Laws for his or her direct or indirect holding of such Company Securities or Subsidiary Securities. None of such Seller, the Company or any Subsidiary has, nor, has any such holder or beneficial owner of any Company Securities or Subsidiary Securities, received any oral or written inquiries, notifications, orders or any other form of official correspondence from the SAFE with respect to any actual or alleged non-compliance with the Applicable Laws relating to foreign exchange registrations with the SAFE.

Section 3.22. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet. The receivable arising from franchise shall be collected no later than twelve months hereafter,

Section 3.23. Selling Documents. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company or any Subsidiary delivered to Buyer are made in good faith and are based upon reasonable assumptions, and such Seller is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

Section 3.24. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.25. Employees and Labor Matters.

(a) Section 3.25 of the Seller Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries (collectively, the “Key Employees”).

(b) The Company and the Subsidiaries are in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There are no labor disputes or other disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of the Company or the Subsidiaries. Neither the Company nor any Subsidiary has incurred any liability which remains outstanding for breach of any contract of employment or for services, for redundancy payments, protective awards or compensation, for wrongful or unfair dismissal, or for failure to comply with any order for the reinstatement or re-engagement of any employee or any other liability accruing from the termination of any contract of employment for services.

(c) The Company and the Subsidiaries have complied with Applicable Laws relating to social insurance and other benefits, including pension, medical insurance, work-related injury insurance, birth and nursery insurance and unemployment insurance (collectively, the “Social Insurance”) and housing provident fund (together with Social Insurance, the “Benefits”). All contributions or payments required to be made or paid by the Company and the Subsidiaries or any of their employees to the relevant Governmental Authority with respect to any Benefit have been made or fully deducted, as applicable, and paid to on or before their due dates. None of the current incentive programs (whether equity-based or not) linked to the performance of the employees of the Company or its Subsidiaries conflicts with Applicable Laws of the PRC.

(d) Except as set forth on Section 3.25(d) of the Seller Disclosure Schedule, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the transactions contemplated hereby.

Section 3.26. Xingyue Hui Documents. Section 3.26 of the Seller Disclosure Schedule sets forth a true and complete list of all documents relating to the operation and membership of the membership club named “Xingyue Hui” including all the rules, regulations and policies with respect to membership and benefits and all membership data. Such Seller has made available to Buyer true and complete copies of all such documents prior to the date hereof.

Section 3.27. Representations. The representations and warranties of such Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Transaction Document to which such Buyer is a party constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the memorandum and articles of association of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law.

Section 4.05. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Whereas Buyer knows the option incentive plan in Company in advance. Buyer covenants that Buyer shall continue to perform the option incentive plan as the successor of Seller.

Section 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07 No Illegal or Improper Transactions.

(a) Neither Buyer nor any Subsidiaries, nor any director, officer, or employee, nor to the knowledge of such Buyer, any agent or representative of the Buyer or the Subsidiaries, has (i) taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, whether in the form of a bribe, kickback, rebate, payoff, influence payment or otherwise, to any Governmental Authority or any government official (including any officer or employee of a government or government-owned or Controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, all of the foregoing being referred to as “Government Officials”), or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Governmental Authority or a Government Official, to influence official action or secure an improper advantage or (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.

(b) Each of the Buyer and the Subsidiaries has conducted their businesses in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993 (if applicable) and the Interim Rules on Prevention of Commercial Bribery

issued by the PRC State Administration of Industry and Commerce on November 15, 1996 (if applicable) and all other applicable anti-corruption laws.

ARTICLE 5

COVENANTS OF SELLER

Seller agrees that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, each Seller shall cause each of the Company and the Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its franchisees, customers, lenders, suppliers and other Persons having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures consistent with the capital expenditure budget for the Company and the Subsidiaries that has been made available to Buyer (the “Capex Budget”). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or other Transaction Documents, neither Seller shall permit any of the Company or the Subsidiaries to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any capital shares of the Company or any Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital shares of the Company or any Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Subsidiary Securities or (ii) amend any term of any Company Securities or any Subsidiary Securities (in each case, whether by merger, consolidation or otherwise);

(d) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or any Subsidiary’s assets (including Intellectual Property Rights), securities, properties, interests or businesses;

(e) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(f) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(g) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any Subsidiary, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Subsidiary or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary;

(h) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(i) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(j) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(k) take any action that would make any representation or warranty of Seller with respect to the Company or any Subsidiary hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller with respect to the Company or any Subsidiary hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

(l) agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Seller relating to the Company and the Subsidiaries, (ii) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of such Seller or the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b) After the Closing, Seller and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer, the Company, the Subsidiaries and the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or their Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company and the Subsidiaries. The obligation of Seller and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.03. Key Employees. See attached Key Employees list as Section 3.25 of the Seller Disclosure Schedule hereto.

Section 5.04. Tax. All Covered Tax, if any, shall be borne, jointly and severally, by Seller. Seller agrees to timely pay and discharge all Covered Tax, if any, and to file all necessary documentations with respect to such Covered Tax if required by Applicable Law.

Section 5.05. Notices of Certain Events. Seller shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Documents;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Documents;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Seller or the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Documents;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02(b) not to be satisfied; and

(e) any failure of such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.06. Resignations. Seller will deliver to Buyer the resignations of all officers and directors of the Company and the Subsidiaries who will be officers, directors or employees of Seller or any of their Affiliates after the Closing Date from their positions with the Company or any Subsidiary at or prior to the Closing Date, which resignations shall be effective as of the Closing.

Section 5.07. Assistance/Action. Since Shanghai WFOE has not obtained all governmental licenses , caused all required operation items necessary for conduct of its current operations to be registered in its business license or done all required registrations in connection with its franchise business, which is a violation of PRC Laws and regulations , including without limitation, regulations issued by MOFCOM such as Regulation on the Administration of Commercial

Franchise, the Administrative Measures on Filing of Commercial Franchise (2011 Amendment) and the Administrative Measures on Information Disclosure of Commercial Franchise. After the Closing, Seller, will assist all things necessary or desirable as requested by Buyer to ensure to cure any violations of and noncompliance with any Applicable Law that have been disclosed on Section 5.07 of the Seller Disclosure Schedule.

Section 5.08. Noncompetition. (a) Seller agrees that for a period of 20 full years after the Closing Date, neither it nor any of its Affiliates shall:

(i) further directly engage in hotel franchise business, except existing investment and shareholding which have been disclosed.

(b) If any provision contained in this Section 5.08 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.08, but this Section 5.08 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.08 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Each Seller acknowledges that Buyer would be irreparably harmed by any breach of this and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by such Seller of this, and such Seller consents to the entry thereof.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller or the Company or any Subsidiary; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company or any Subsidiary in connection with this Agreement that are subject to such confidence.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and each Seller agree that:

Section 7.01. Commercially Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and each Seller will use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate

(including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties. Each Seller and Buyer agree, and each Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, if required by any Applicable Antitrust Law, each of Buyer and Seller shall make an appropriate filing pursuant to any Applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and in any event within 3 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Applicable Antitrust Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such Applicable Antitrust Law as soon as practicable.

Section 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04. Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) (the “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby will be borne, as required by Applicable Law in effect as of the date hereof, by the applicable party hereto. Such party agrees to timely pay and discharge all Transfer Tax, if any, and to file all necessary documentation with respect to such Transfer Tax if required by

Applicable Law in effect as of the date hereof. For the avoidance of doubt, Transfer Taxes shall not include any Covered Tax.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b) All actions by or in respect of or filings with SAFE required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Seller shall have performed and complied with in all material respects all of its covenants and agreements to be performed by it on or prior to the Closing Date under this Agreement or any other Transaction Documents to which it is a party.

(b) The representations and warranties of each Seller contained in this Agreement and in any certificate or other writing delivered by such Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(c) All Consents of any Governmental Authority or of any other Person that are required to be obtained by Seller, the Company or any Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to Buyer.

(d) All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation necessary board and shareholder approvals of Seller, the Company and the Subsidiaries, with respect to this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed, and Buyer shall have received all such counterpart original or other copies of such documents as it may reasonably request.

(e) Buyer shall have received a certificate signed by the authorized representative of each Seller to the effect set forth in Section 8.02(a) through Section 8.02(d).

(f) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, the Company and the Subsidiaries and the authority of Seller for this Agreement.

(g) Since the date of this Agreement, there shall not have occurred any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) All parties (other than Buyers) to each of the Transaction Documents other than this Agreement shall have duly, validly and irrevocably executed and delivered such Transaction Document and such Transaction Document shall remain effective and in full force.

(i) Each holder or beneficial owner of any Company Securities or Subsidiary Securities, who is a PRC citizen or resident, shall have completed all necessary foreign exchange registrations with the SAFE required by the Applicable Laws for his or her direct or indirect holding of such Company Securities or Subsidiary Securities.

(j) The Company and the Subsidiaries shall have made all contributions or payments required to be made or paid by the Company or the Subsidiaries or any of their respective employees to the relevant Governmental Authority with respect to any Benefit.

(k) As of the date hereof, Seller should provide all documents which be required by due diligence materials list provided by Buyer, except for that have be provided.

(p) As of the date of the Closing, the right and obligation of 16 Franchise Agreements which engaged by Ctrip WOFE should be transferred to the Shanghai WOFE.

Section 8.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Buyer shall have performed and complied with in all material respects all of its covenants and agreements to be performed by it on or prior to the Closing Date under this Agreement or any other Transaction Documents to which it is a party.

(b) The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date.

(c) Seller shall have received a certificate signed by the authorized officer of Buyer to the effect set forth in Section 8.03(a) and Section 8.03(b).

(d) Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

(e) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

(f) The advance payment shall have paid to Seller set forth in Section2.02(c)(i).

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date; provided that the representations and warranties in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.03 (Governmental Authorization), 3.04 (Noncontravention), 3.06 (Ownership of Shares), 3.17 (Tax), 3.24 (Finder’s Fees), 4.01 (Corporate Existence and Power) and 4.02 (Corporate Authorization) shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02. Indemnification. (a) Effective at and after the Closing, Seller hereby, jointly and severally, indemnifies Buyer, its Affiliates and their respective successors and assignees (each, a “Buyer Indemnitee”) against, and agrees to hold each of them harmless from any contingent liability (whether disclosed or not), any and all damage, loss, liability , payment, charge, judgment, interest, fine, penalty and expense (including reasonable expenses of investigation and reasonable attorneys’ and other experts’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”), incurred or suffered by each Buyer Indemnitee arising or resulting from or related to any Warranty Breach or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any Buyer Indemnitee:

(i) any misrepresentation or breach of warranty determined, except with respect to Section 3.27, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard (each such misrepresentation and breach of warranty a “Warranty Breach”);

(ii) any breach of covenant or agreement made or to be performed by such Seller pursuant to this Agreement; or

(iii) any violation of or noncompliance with any Applicable Law that has been disclosed on Section 5.07 of the Seller Disclosure Schedule;

in each case of the foregoing clauses (i), (ii) or (iii) regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any Buyer Indemnitee.

(b) Effective at and after the Closing, Buyer hereby indemnifies each Seller, its Affiliates and their respective successors and assignees (each, a “Seller

Indemnitee”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by such Seller, any of its Affiliates or any of their respective successors and assignees arising or resulting from or related to any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any Seller Indemnitee.

Section 9.03. Tax Indemnity. Effective at and after the Closing, each of the party hereby, jointly and severally, indemnifies the other party Indemnitee and harmless from, any Covered Tax, and to the extent applicable, any Transfer Taxes required to be borne by any party in accordance with Section 7.04 and, in each case, any Damages relating thereto (together, a “Covered Tax Loss”). For the avoidance of doubt, the Covered Tax Loss shall include any additional amount of tax payable by or losses suffered by the other party Indemnitee or the Company arising from the non-payment of, or the non-reporting by, any Seller Company of Taxes in connection with its obligations under Section 5.04 and Section 7.04 (to the extent applicable) in accordance with the terms thereof.

Section 9.04. Third Party Claim Procedures. (a) The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 9 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying

Party does not deliver the acknowledgment referred to in Section 9.04(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 9.04(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.04, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.07.

ARTICLE 10

TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before June 30, 2012 or

(c) by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 10.01(b) or Section 10.01(c) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 6.01, 11.04, 11.06 and 11.07 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to, if to Buyer, to:

China Lodging Group, Limited

No. 2266 Hongqiao Road

Changning District

Shanghai 200336

Attention: Mr. Yuewu Rong, Legal Director

Facsimile No.: 86-21-61959536

E-mail: ywrong@htinns.com

if to Seller, to:

C-Travel International Limited

Ctrip Building, No. 99 Fuquan Road,

Shanghai 200335

Attention: Mr. Aleck Yeung

Facsimile No.: 86-21-6239 3258

E-mail: qinyang@ctrip.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Disclosure Schedule References.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules.

Section 11.07. Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a) The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b) The Arbitration shall be procedurally governed by the UNCITRAL Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration;

(c) The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d) A Dispute subject to an Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent—nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e) The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

Section 11.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09. Entire Agreement. This Agreement and other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHINA LODGING HOLDINGS (HK) LIMITED as Buyer

By:	/s/ Qi Ji
Name: Qi Ji
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Min Fan
Name: Min Fan
Title: Director